Exhibit 8.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

April 15, 2015

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of shares of the Company’s 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share and liquidation preference $50.00 per share (the “Series D Preferred Stock”), having an aggregate offering price of up to $100,000,000, pursuant to the Registration Statement on Form S-3 (No. 333-202711) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company, including the prospectus contained therein related to the offering of the shares of Series D Preferred Stock (the “Preferred Prospectus”), pursuant to a sales agreement to be entered into with MLV & Co. LLC, as the Company’s non-exclusive sales agent, relating in part to the “at the market offering” of the Series D Preferred Stock pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Preferred Prospectus.

We have examined originals or copies identified to our satisfaction of the Registration Statement, including the Preferred Prospectus, and such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof.  We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, all statements of legal conclusions in the Preferred Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the date hereof.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis.  There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Preferred Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP